Exhibit 4.6


                      OUTDOOR SYSTEMS, INC.
                    2810 West Camelback Road
                     Phoenix, Arizona  85017

                      As of January 1, 1991



Mr. Wally Kelly
OUTDOOR SYSTEMS, INC.
2810 W. Camelback Road
Phoenix, Arizona  85017


Dear Wally:

     I am happy to advise you that you have been selected by the Board of Directors (the "Board") of Outdoor Systems, Inc. (the "Corporation"), to receive a nonqualified stock option and that as of January 1, 1991, (the "Grant Date") you were granted an option to purchase eighteen and 20/100 (18.20) Shares of the Corporation's Common Stock (the "Shares") at a price of Twenty-Three Thousand Nine Hundred Eighty-Three and 87/100 Dollars ($23,983.87) per share upon the terms and conditions set forth in this letter, subject, however, to your acceptance of the terms and conditions set forth herein.

     The Board has imposed the following additional terms and conditions relating to your option and its exercise:

     1. EXERCISE OF OPTION. You may exercise your option in accordance with the time schedule set forth below by delivery to the Corporation (in case of its Secretary, at 2810 West Camelback Road, Phoenix, Arizona 85017, or to such other person or place as the Corporation may designate to you in writing) of a written, irrevocable notice of exercise specifying the number of shares with respect to which the option is being exercised, together with payment of the exercise price for those Shares in cash or by certified check. Any other form of exercise or tender may be refused by the Corporation, acting through the Board or otherwise, in its discretion. The option may be exercised for all or less than all the Shares and may, during its term, be thereafter exercised as often as you choose for any shares as to which you might theretofore have exercised your option but have failed to do so.

     2. NONTRANSFERABLE. Your option is not transferable other than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. You may not assign or otherwise transfer or encumber your option or any interest in your option to any person in any way.

     3.   TERMINATION.

          (a)  Your option will terminate as to all unexercised
Shares as follows:

               (1) You voluntarily terminate your employment with the Corporation at any time before December 31, 1996.

               (2)  Upon your death except as modified by subparagraph 3(b)
                 hereof.

     (3) The Corporation rightfully terminates your employment "for cause" at any time before December 31, 1996. For purposes of this Agreement, "For Cause" shall include gross negligence in performing or omitting to perform your duties, failure to devote substantially all your working time to the performance of your duties with the Corporation, embezzlement or misappropriation of Corporate business opportunities, engaging in a business in competition with the Corporation, indictment for any criminal act punishable by more than three (3) months imprisonment or other detention or by a fine in excess of $1,000, or the authorization or commission of any act subjecting the Corporation or its officers, directors, or employees to criminal sanctions.

               (4) You incur any disability which prevents you from performing your duties, or substantially impairs your performance thereof for a consecutive 180 days in a 12 month period (herein "Permanent Disability").

          (b)  Notwithstanding the foregoing:

               (1)  In the event of your termination as an
          Employee by reason of Permanent Disability, while an Employee of the Corporation in good standing, you or your conservator on your behalf, will have a period of One Hundred Twenty (120) days after the date of such termination in which you may exercise the option granted herein as to any unexercised shares; subject, however, to the restrictions set forth in paragraph 6 hereof.

               (2) In the event of your death while an Employee of the Corporation in good standing, your legal representative will have a period of One Hundred Twenty
          (120) days after the date of your death to exercise the option granted herein as to any unexercised shares; subject, however, to the restrictions set forth in paragraph 6 hereof.

               (3)  This option will terminate after the
          aforesaid One Hundred Twenty (120) days with respect to all unexercised shares.

     4. SUFFICIENT AUTHORIZED STOCK. The Corporation will reserve or keep available at all times sufficient common shares to permit the exercise of your option and all other options granted or to be granted under the Plan.

     5. NON-REGISTRATION. The Shares of the Corporation to be issued to you upon exercise of your option will not be registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws, in reliance on exemptions therefrom; and you, by your acceptance of this Agreement, represent that you are acquiring any shares with respect to which you exercise your options, for investment and not for resale or distribution. If in the opinion of counsel satisfactory to the Corporation no exemption from registration is then available, or if such issuance is otherwise in violation of applicable law at the time purchase rights are exercised under this option, the Corporation shall be under no obligation to issue Shares upon exercise of your option.

     6. RESTRICTIONS ON DISPOSITION OF ACQUIRED STOCK. All shares acquired by you pursuant to this Agreement shall be acquired subject to the following restrictions and conditions:

          (a)  The restrictions set forth in Article II, Section
     13, of the Corporation's Bylaws, a copy of which is attached hereto as Exhibit A, shall apply to all shares issued pursuant to your exercise of option.

          (b) If, on or before December 31, 1996, you should be terminated "For Cause," as set forth in subparagraphs 3(a)(2) hereof, or you should voluntarily terminate your employment with the Corporation, you agree that at the written request of the Corporation you will sell to the Corporation, or its nominee, and the Corporation will purchase from you, all Shares in the Corporation acquired by you pursuant to this grant of option for the option price and on the terms by which you acquired such shares. The closing of such sale shall occur within thirty (30) days after the Corporation's written request set forth above; and you hereby irrevocably appoint the Secretary of the Corporation as your attorney-in-fact, to transfer, in such event, your shares upon the books of the Corporation, upon payment or tender of payment of the purchase price.

          (c) If, on or before December 31, 1996, your employment is terminated by the Corporation not "For Cause" as set forth in subparagraph (3)(a)(2) hereof, or if, after December 31, 1996, you voluntarily terminate your employment or the Corporation terminates your employment (whether or not "For Cause"), then you agree that, at the written request of the Corporation, you will sell to the Corporation (or its subsidiary Outdoor Systems of Texas, Inc. ("OSTI")), all Shares acquired by you pursuant to the grant of option, at the price and on the terms set forth in subparagraph 6(e). If the Corporation fails to exercise the option granted in this subparagraph by written notice within six
     (6) months after the occurrence of the event giving rise to the right to exercise the option, the Corporation's option under this paragraph (but not the other restrictions set forth herein) shall expire.

          (d) If you die or become Permanently Disabled (whether before or after December 31, 1996), then you agree that, at the written request of the Corporation, you or your guardian or personal representative, will sell, and the Corporation agrees that it (or OSTI) shall purchase all Shares acquired by you pursuant to the grant of option, at the price and on the terms set forth in subparagraph 6(e). If the Corporation fails to exercise the option granted in this paragraph by written notice within six (6) months after the occurrence of the event giving rise to the right to exercise the option, the Corporation's option under this subparagraph (but not the other restrictions set forth herein) shall expire.

          (e) The purchase price for such shares purchased under subparagraphs (c) or (d) shall be the fair market value of such shares determined as set forth in paragraph 7 hereof. The date of closing of such sale shall be set by the Corporation, but shall: (1) in the event of death or termination by reason of Permanent Disability, be set for a period no earlier than thirty (30) days after the time for exercise of the option set forth in subparagraph 3(b)(1), 3(b)(2) hereof, or One Hundred Fifty (150) days after termination or death, whichever first occurs; and (ii) in the case of a termination described in paragraph 6 hereof, be set for a date not less than thirty (30) nor more than ninety (90) days after written exercise of the option set forth in paragraph 6(c). The Purchase Price shall be payable at closing as follows:

               (1) Payment of a down-payment in an equal amount to the total cash paid by you or your legal representative in exercising your option granted pursuant to this Agreement.

               (2)  Delivery of a promissory note of the
          Corporation providing for payment of the balance of the Purchase Price in One Hundred Twenty (120) equal amortized installments of principal and accrued interest, with interest on the unpaid principal balance accruing at a rate of six percent (6%) per annum. The first monthly payment shall be due on the first day of the first calendar month following the date of the closing, and payments shall be made monthly hereafter, on the first business day of each succeeding month, until the principal amount and accrued interest thereon are paid in full. The note shall further provide for acceleration and an interest rate of ten (10%) percent per annum in the event of default. All payments shall be applied first to accrued interest and then to principal.

          (f) All shares issued as a result of the exercise of the option granted pursuant to this Agreement shall: (i) bear a legend noting that the transfer of such shares are subject to the restrictions set forth herein; and (ii) if the Corporation's lenders so require, to the same extent as required of William S. Levine, be pledged to the Corporation's lenders.

     7. FAIR MARKET VALUE. For purposes of the Agreement, the fair market value of all the common Shares of the Corporation shall be determined as of the last day of the fiscal year of the Corporation ending prior to the death, event resulting in permanent disability, or termination of employment ("Valuation Date"). The fair market value of all common stock of the Corporation, as of any such Valuation Date, means:

          (a)  the average of:

               (1) the gross revenue of the Corporation for the Fiscal Year ending on the Valuation Date multiplied by 3.5, and

               (2)  ten times Net Operating Income for the Fiscal
          Year ending on the Valuation Date.

     (b) less the excess, if any, of Debt of the Corporation over Assets of the Corporation on the last day of the Fiscal Year ending on the Valuation Date.

          (c)  For purposes of the above formula:

               (1) "Net operating income" means income of the Corporation before interest charges, depreciation and amortization and taxes.

               (2)  "Assets" mean the sum of cash, accounts
          receivable and the amount that would be paid to the Employer if all stock options granted to employees and not yet exercised by Employees were fully exercised.

               (3) "Debt" means debentures, long term debt, the current portion of long term debt, accounts payable, accrued liabilities, and the value of any outstanding preferred stock issued by the Employer, as valued by the outside certified public accountants of the Employer. Notwithstanding the foregoing, if debt incurred as the result of an acquisition of stock or assets of another entity or entities during a fiscal year is in excess of $500,000 on the last day of the fiscal year, the amount considered as debt shall be an amount determined by multiplying the amount of such debt on the last day of the fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of the Employer during which such debt was outstanding and the denominator of which is 365.

               (4) "Corporation" means the Corporation and its subsidiaries that are consolidated with the Corporation for financial statement purposes.

               (5) Determinations under the above formula shall be made by the outside independent certified public accountants in accordance with generally accepted accounting principles. The determination of such outside independent certified public accountants shall be final and conclusive for all purposes of the Plan.

          (d) Notwithstanding subsections (a) and (b), if during any 12-month period a total of more than 66-2/3% of the Shares is sold to one or more individuals or entities who are not Shareholders, the term Fair Market Value on the next Valuation Date means the average purchase price, on a per Share basis, for all of such sold Shares, multiplied by the number of Shares.

     The fair market value of each share of common stock as of a Valuation Date shall mean the fair market value of all common stock of the Corporation as defined above divided by the sum of:
(i) all shares of common stock issued and outstanding on the Valuation Date; (ii) the number of additional shares that would be outstanding if all stock options granted to employees were fully exercised; and (iii) all Incentive Share Awards theretofore made under the Corporation's Incentive Share Plan.

     8. WITHHOLDING TAXES. You agree to pay to the Corporation or to make arrangements satisfactory to the Board to pay to the Corporation, at such time as any income is recognize by you with respect to this option, any federal, state, or local taxes of any kind required by law to be withheld on such income by the Corporation.

     9. REORGANIZATION. Subject to any action by the stockholders of the Corporation required by law, the number of Shares covered by your option, and the exercise price per Share in your option shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Corporation resulting from a subdivision or consolidation of shares or the payment of stock dividend or any other increase or decrease in the number of such issued Shares effected without receipt of consideration by the Corporation (but only if the foregoing concern the class of capital stock to which the shares belong).

     Subject to any action by the stockholders of the Corporation required by law, if the Corporation shall be the surviving corporation in any merger or consolidation, your option shall continue in accordance with its terms but shall thereafter pertain to and apply to the securities to which a holder of the number of Shares subject to the option would have been entitled.

     In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, your option shall terminate; provided that you shall, in such an event, have the right for twenty (20) days following receipt of written notice of the proposed occurrence of such event (which 20-day period shall expire prior to consummation of such event) to exercise your option in whole or in part.

     In the event of a change in the class of capital stock of the Corporation to which all the Shares belong, which is limited to a change of all its authorized shares with par value into the same number of shares along with a different par value, the shares resulting from any such change shall be deemed to be the Shares and the Shares within the meaning of this agreement.

     To the extent that the foregoing adjustments may be required, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.

     Except as otherwise expressly provided in this Section, you shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, any dissolution, liquidation, merger, or consolidation involving the Corporation or any spin-off, sale or other disposition of assets or stock of any corporation (including, without limitation, the Corporation) and no issue by the Corporation of shares of stock of any class, securities convertible into or other rights to acquire shares of stock of any class, or any other form of debt or equity shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of shares of Stock subject to your option.

     10. GOVERNING LAW. This Agreement and Grant of Option is governed by, and shall be interpreted according to, the laws of the State of Arizona.

     11. TAX CONSEQUENCES. This option and any exercise of this option involve significant tax consequences for you. You and the Corporation agree that, except as otherwise required by applicable income tax laws, the amount of ordinary income to be recognized by you (and the amount of the compensation deduction to be recognized by the Corporation) for income tax purposes shall be equal to the excess, if any, of the fair market value of the Stock above the exercise price paid therefor by you at the time you purchase such stock upon exercise of this option or lapse of the restrictions set forth in paragraph 6(b), whichever is later. In any event, you acknowledge that you have consulted with tax counsel or a tax advisor of your choice and understand the tax consequences of this option.

     12. BINDING EFFECT. This agreement will be binding upon and inure to the benefits of the parties hereto and their respective heirs, successors, and permitted assigns.

     13. ACCEPTANCE. Please acknowledge your receipt of this letter, together with the materials referred to herein and your agreement to the terms and conditions of your option as set forth herein by signing the enclosed copy of this letter and returning it promptly to the Secretary of the Corporation at 2810 West Camelback Road, Phoenix, Arizona 85017. Any questions concerning any matter relating to your stock option should also be addressed to the Secretary.


                                   Very truly yours,

                                   OUTDOOR SYSTEMS, INC.


                                   By /S/ William S. Levine





ACCEPTED AND AGREED:


/S/ Wally Kelly


Dated as of January 1, 1991